EXHIBIT 23.2





Independent Auditors' Consent

The Board of Directors
Inter Parfums Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-73684), of Inter Parfums Inc. of our report dated March 25, 2002, with respect to the consolidated balance sheets of Inter Parfums Holding S.A. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period, ended December 31, 2001, and all related financial statement schedules, which report appears in the December 31, 2001, annual report on Form 10-K of Inter Parfums Inc.

Paris La Defense, March 26, 2002

KPMG Audit
A DIVISION OF KPMG S.A.



Rene Amirkhanian
PARTNER